Exhibit 12.1
THE SOUTHERN COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2016
and the year to date September 30, 2017

	Year ended December 31,											Nine Months Ended September 30,
		2012		2013		2014		2015		2016		2017
	---------------------------------------------Millions of Dollars-----------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Income Taxes		$3,748		$2,560		$3,007		$3,614		$3,385		$596
Distributed income of equity investees		—		—		—		—		65		113
Interest expense, net of amounts capitalized		861		826		835		842		1,318		1,250
Interest component of rental expense		98		97		113		127		141		107
Amortization of capitalized interest		5		2		5		5		5		5
AFUDC - Debt funds		62		77		86		88		76		54
Less: Dividends on preferred and preference stock of subsidiaries		(65)		(66)		(68)		(54)		(45)		(32)
Earnings as defined		$4,709		$3,496		$3,978		$4,622		$4,945		$2,093

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$857		$817		$824		$881		$1,293		$1,215
Interest on affiliated loans		8		7		7		7		8		6
Interest on interim obligations		4		5		4		9		33		33
Amortization of debt discount, premium and expense, net		40		46		46		48		60		53
Other interest charges		14		29		42		(15)		—		(4)
Capitalized interest		20		14		25		36		50		18
Interest component of rental expense		98		98		111		127		141		107
Fixed charges as defined		1,041		1,016		1,059		1,093		1,585		1,428
Tax deductible preferred dividends		1		1		1		1		1		1
		1,042		1,017		1,060		1,094		1,586		1,429
Non-tax deductible preferred and preference dividends		64		65		67		52		44		31
Ratio of net income before taxes to net income	x	1.552	x	1.497	x	1.481	x	1.493	x	1.381	x	1.836
Preferred and preference dividend requirements before income taxes		99		97		99		78		61		58
Fixed charges plus preferred and preference dividend requirements		$1,141		$1,114		$1,159		$1,172		$1,647		$1,487
RATIO OF EARNINGS TO FIXED CHARGES		4.13		3.14		3.43		3.94		3.00		1.41